Exhibit 10.1
Rubrik, Inc.
Amended and Restated
Non-Employee Director Compensation Policy
Each member of the Board of Directors (the “Board”) of Rubrik, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service, effective September 11, 2025 (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).
A. Expenses
The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.
B. Equity Compensation
The equity compensation set forth below will be granted under the Company’s 2024 Equity Incentive Plan, as may be amended from time-to-time, or any successor plan thereto (the “Plan”), and a restricted stock unit (“RSU”) grant notice and award agreement thereunder.
1.    Retainer RSU Grants. For each fiscal year following the Initial Fiscal Year (as defined below), each Eligible Director will be granted RSUs with respect to shares of the Company’s Class A common stock (the “Common Stock”) with an aggregate grant value determined based on specific Board and committee service during the fiscal year, as provided below (each RSU award, a “Retainer RSU Grant,” and the value of the Retainer RSU Grant, the “Retainer RSU Grant Value”).
A.    Annual Board Service Retainer RSU Grant Value:
i.    Lead Independent Director Service: $50,000
B.    Annual Committee Chair Service Retainer RSU Grant Value:
i.    Chair of the Audit Committee: $35,000
ii.    Chair of the Compensation Committee: $25,000
iii.    Chair of the Nominating and Corporate Governance Committee: $15,000
iv.    Chair of the Cybersecurity Committee: $25,000
C.    Annual Committee Member Service Retainer RSU Grant Value (not applicable to Committee Chairs):
i.    Member of the Audit Committee: $10,000
ii.    Member of the Compensation Committee: $10,000
iii.    Member of the Nominating and Corporate Governance Committee: $5,000
iv.    Member of the Cybersecurity Committee: $10,000

Each Eligible Director will be automatically, and without any further action by the Board or the Compensation Committee, granted a Retainer RSU Grant on January 15th of the applicable fiscal year for service to the Company during such fiscal year. The number of RSUs subject to each Retainer RSU Grant will be determined by dividing the aggregate Retainer RSU Grant Value that such Eligible Director is eligible to receive by the closing price per share of Common Stock on the trading day immediately preceding the applicable grant date, rounded down to the nearest whole share. Each Retainer RSU Grant will be fully vested as of the applicable grant date.
2.    Initial RSU Grants. For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the effective date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter) (the “Appointment Effective Date”), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee, be granted RSUs with respect to shares of Common Stock with an aggregate grant date value of $950,000 (the “Initial RSU Grant”). The number of RSUs subject to the Initial RSU Grant will equal (i) the grant date fair value set forth in the previous sentence divided by (ii) the 20-trading day average share price of the Common Stock for the period ending on the applicable Appointment Effective Date, rounded down to the nearest whole share. The Initial RSU Grant will vest over a three-year period, in twelve (12) successive equal quarterly installments on each Quarterly Vesting Date (as defined below) that occurs on or following the Appointment Effective Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. “Quarterly Vesting Date” means the 15th of each of March, June, September and December. As used herein, the term “Initial Fiscal Year” as applicable to each Eligible Director means the fiscal year in which such Eligible Director’s Initial RSU Grant is granted.
3.    Annual RSU Grants. On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date (“Annual Grant Date”), each Eligible Director – excluding any Eligible Director whose Initial Fiscal Year falls in the same fiscal year as such Annual Meeting – who continues to serve as a non-employee member of the Board following such Annual Meeting will automatically, and without further action by the Board or the Compensation Committee, be granted RSUs with respect to shares of Common Stock with an aggregate grant date value of $250,000 (the “Annual RSU Grant”). The number of RSUs subject to the Annual RSU Grant will equal (i) the grant date fair value set forth in the previous sentence divided by (ii) the 20-trading day average share price of the Common Stock for the period ending on the applicable Annual Grant Date, rounded down to the nearest whole share. The Annual RSU Grant will vest over a one-year period, in four (4) successive equal quarterly installments on each Quarterly Vesting Date that occurs on or following the Annual Grant Date, in each case subject to the Eligible Director’s Continuous Service through such vesting date.
4.    Accelerated Vesting. Notwithstanding the foregoing, each equity award that was granted to an Eligible Director pursuant to this Policy or otherwise will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through the date of such Change in Control.
C. Non-Employee Director Compensation Limit
Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 4(d) of the Plan.

Policy History:
Approved by the Board on March 29, 2024.
Amended and Restated by the Board on September 11, 2025.
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